THERMON REPORTS FIRST QUARTER RESULTS

Thermon Announces Fiscal 2016 First Quarter Revenue of $65.2 million and EPS of $0.14

SAN MARCOS, Texas, August 5, 2015 -- Thermon Group Holdings, Inc. (NYSE:THR) (“Thermon” or the “Company”) today announced consolidated financial results for the first quarter of the fiscal year ending March 31, 2016 ("Q1 2016").

Highlights for the quarter include:

•	Revenue of $65.2 million, a decrease of 4% compared to Q1 2015

•	Organic revenue, excluding the effects of foreign currency and recent acquisitions, totaled $66.5 million versus $67.7 million in Q1 2015

•	Gross margin percentage of 47.1% compared to 50.0% in Q1 2015 due to higher Greenfield mix

•	Fully diluted GAAP EPS of $0.14 and Adjusted EPS of $0.18

“Thermon experienced mixed results in Q1 2016. Our U.S. and European regions both experienced double digit growth. In addition, our newly acquired Unitemp and Sumac businesses are both performing as expected. Headwinds in the quarter materialized in Canada due to reduced overall spending in the Oil Sands region and the negative foreign currency translation effect associated with the strong U.S. dollar,” said Rodney Bingham, President and Chief Executive Officer.

In Q1 2016, the Company generated revenue of $65.2 million, a 4% decrease versus $67.7 million in Q1 2015. Q1 2016 includes $4.6 million of revenue generated by our two recently acquired businesses. Excluding a $5.9 million negative impact from foreign currency fluctuations, Q1 2016 revenue would have been $71.1 million, or 5% growth over Q1 2015. During Q1 2016, Greenfield and MRO/UE revenue were 38% and 62%, respectively. This compares to Q1 2015 when Greenfield and MRO/UE were 32% and 68% of revenue, respectively.

Gross margin during Q1 2016 decreased to 47.1% as compared to 50.0% in Q1 2015. Q1 2016 margins were impacted by a relative increase in Greenfield revenues as a percentage of total revenues, which generally provide lower gross margins than MRO/UE.

Orders placed during Q1 2016 were $63.9 million as compared to $80.6 million in Q1 2015, a decrease of 21%. Sequentially, our orders increased $11.7 million or 22% over Q4 2015. Our backlog was $76.4 million as of June 30, 2015 compared to $75.7 million on March 31, 2015.

Net income attributable to Thermon and GAAP earnings per share was $4.4 million and $0.14 per fully diluted common share in Q1 2016 versus $11.5 million and $0.36 per fully diluted common share in Q1 2015, respectively. After taking into account certain accounting charges related to our acquisitions and the adjustment of a deferred tax liability for a tax rate increase in Canada, the Company generated Adjusted net income of $5.9 million and Adjusted EPS of $0.18 per fully diluted common share in Q1 2016. Q1 2015 Adjusted net income was $8.3 million and Adjusted EPS of $0.26 per fully diluted common share after adjusting for the release of a deferred tax liability for undistributed foreign earnings.

Outlook

Our current fiscal 2016 revenue expectation is for mid-single digit revenue growth, inclusive of the recently completed acquisition of Industrial Process Insulators, Inc.

Conference Call and Webcast Information

Thermon's senior management team, including Rodney Bingham, President and Chief Executive Officer, and Jay Peterson, Chief Financial Officer, will discuss first quarter fiscal 2016 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com . Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, and complementary products and services for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com .

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted net income," "Free cash flow " and "Return on equity," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted net income" and "Adjusted fully diluted earnings per share (or EPS)" represents net income attributable to Thermon before acquisition related contingent consideration accounted for as compensation, adjustments to our deferred tax liability for a tax rate change and adjustments for the release of a deferred tax liability associated with undistributed foreign earnings that are permanently reinvested, per fully-diluted common share in the case of Adjusted EPS. "Adjusted EBITDA" represents net income attributable to Thermon before interest expense (net of interest income), income tax expense, depreciation and amortization expense and other non-cash charges such as stock-based compensation expense and acquisition related contingent consideration accounted for as compensation. "Return on equity for the three month periods ended June 30, 2015 and 2014" represents Adjusted EBITDA for each respective period that is multiplied by four to represent a full year's results, divided by the average of total equity at June 30 and March 31 for each respective period. We believe that the average shareholders' equity properly accounts for net income that occurred during the three months ended June 30, 2015 and 2014. "Free cash flow" represents cash provided by operating activities less cash used for the purchase of property, plant and equipment. Foreign currency impact on revenue is calculated by comparing actual current period revenue in U.S Dollars to the theoretical U.S. Dollar revenue we would have achieved based on the weighted-average foreign exchange rates in effect in the comparative prior periods for all applicable foreign currencies.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted net income or Return on equity. Adjusted EPS, Adjusted EBITDA, Adjusted net income and Return on equity should be considered in addition to, not as substitutes for, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free cash flow as a measure of our liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow and Return on equity may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted net income, Return on equity and Free cash flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA and Return on Equity," "Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) a material disruption at any of our manufacturing facilities; (x) our dependence on subcontractors and suppliers; (xi) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiii) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xiv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xv) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed with the Securities and Exchange Commission on June 1, 2015. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations and Selected Balance Sheet Data
(Unaudited, in Thousands except per share amounts)

	Three Months Ended	Three Months Ended
	June 30, 2015	June 30, 2014
Sales	$65,223	$67,667
Cost of sales	34,486	33,822
Gross profit	30,737	33,845
Operating expenses:
Marketing, general and administrative and engineering	17,598	17,778
Acquisition related compensation	1,376	—
Stock compensation expense	875	556
Amortization of other intangible assets	2,816	2,751
Income from operations	8,072	12,760
Interest income and expense, net	(802)	(1,072)
Acceleration of unamortized debt cost	—	—
Debt cost amortization	(109)	(118)
Loss on retirement of senior notes	—	—
Interest expense, net	(911)	(1,190)

Other income and expense	(168)	17
Income before provision for taxes	6,993	11,587
Income tax expense	2,467	53
Net income	$4,526	$11,534

Income attributable to non-controlling interests	97	—
Net income attributable to Thermon	4,429	11,534

Net income per common share:
Basic income per share	$0.14	$0.36
Diluted income per share	$0.14	$0.36
Weighted-average shares used in computing net income per common share:
Basic common shares	32,103	31,944
Fully-diluted common shares	32,492	32,340

	June 30, 2015 (unaudited)	March 31, 2015
Cash	79,363	93,774
Total debt	104,625	108,000
Total equity	282,710	271,766

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA and Return on Equity
(Unaudited, in Thousands except Return on Equity)

Adjusted EBITDA and Return on Equity	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014
Net income attributable to Thermon	4,429	$11,534
Interest expense, net	911	1,190
Income tax expense	2,467	53
Depreciation and amortization expense	4,012	3,558
EBITDA non-GAAP basis	$11,819	$16,335
Stock compensation expense	875	556
Acquisition related contingent consideration accounted for as compensation	1,376
Adjusted EBITDA-non-GAAP basis	$14,070	$16,891

Adjusted EBITDA - Annualized for a full fiscal year	$56,280	$67,564

Average total equity for the three month period ended June 30,	$277,238	$259,535

Return on Equity - non-GAAP basis	20%	26%

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted Net Income and Adjusted EPS
(Unaudited, in Thousands except per share amounts)

Adjusted Net Income and Adjusted EPS	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014	Adjustment to:

GAAP net income attributable to Thermon	4,429	$11,534

Acquisition related contingent consideration accounted for as compensation	1,376	—	Operating expense
Tax effect of Canadian tax rate change on deferred tax liability	455	—	Income tax expense
Release of deferred tax liability for undistributed foreign earnings	—	(3,224)	Income tax expense
Tax effect of financial adjustments	(365)	—	Income tax expense
Adjusted net income	$5,895	$8,310

Adjusted fully-diluted earnings per common share	$0.18	$0.26

Fully-diluted common shares	32,492	32,340

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Cash provided by Operating Activities to Free Cash Flow
(Unaudited, in Thousands except per share amounts)

	Three Months Ended June 30, 2015	Three Months Ended June 30, 2014
Cash provided by operating activities	$3,979	$6,120
Less: Cash used for purchases of property, plant and equipment	(3,784)	(751)
Free cash flow provided	$195	$5,369